UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 14, 2014

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda		HM 11
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On March 14, 2014, Kosmos Energy Ltd. (the “Company”)  amended and restated its (i) existing amended and restated commercial debt facility (under which the Company’s indirect subsidiary, Kosmos Energy Finance International, is the Original Borrower) and (ii) existing revolving credit facility agreement (under which the Company is the Original Borrower), in each case by entering an amended and restated facility agreement (the “A&R RBL”), an amended and restated revolving credit facility agreement (the “A&R RCF” and, together with the A&R RBL, the “A&R Facilities”) and certain ancillary documents.  The A&R Facilities will be effective as of March 31, 2014.

The A&R RBL makes certain amendments to the terms of the existing amended and restated commercial debt facility, subject to certain conditions and exceptions, including without limitation:

•                  the extension of the maturity date to March 31, 2021 (unless otherwise terminated pursuant to the A&R RBL);

•                  the extension of the amortization schedule such that amortization of principal is to commence in March 31, 2018 and continue in equal amounts every six months thereafter until the maturity date;

•                  the extension of the availability period to March 31, 2018 (unless the A&R RBL is otherwise earlier terminated), provided that after such date the A&R RBL will remain available for drawing until the maturity date in an amount up to the lesser of $500 million and the total available facility amount;

•                  the amendment of the interest margin over LIBOR payable on any funds drawn under the A&R RBL as follows:

Years 1 to 4 (inclusive)	3.25%
Years 5 to 6 (inclusive)	3.75%
Years 7 to maturity (inclusive)	4.50%

•                  the setting of a minimum price of oil of $70 per barrel to be used in the first calculation of borrowing base amounts as of the date of effectiveness, and the inclusion of certain restrictions on lowering such minimum price in future calculations of borrowing base amounts;

•                  the inclusion of proved and probable (2P) reserves and contingent (2C) resources from the Company’s Jubilee Phase 2, Tweneboa, Enyenra and Ntomme development and production areas, and Mahogany, Teak and Akasa discovery areas (upon the majority lenders’ consent and plan of development approval) in the calculation of borrowing base amounts, at a value of $5.00 per barrel of oil up to a maximum value of $350 million; and

•                  to permit the Company’s wholly-owned subsidiary, Kosmos Energy Operating (“KEO”) to sell, farm-out, dispose of, transfer, grant security interests over, distribute by way of dividend, restructure, consolidate or merge or otherwise part with ownership and possession of its subsidiaries and their respective assets, other than with respect to its subsidiaries which are obligors under the A&R RBL, where such assets form collateral under the A&R RBL or where such assets form borrowing base assets.

As a result of these amendments, total availability under the A&R RBL is expected to be increased from $1.2 billion to $1.5 billion as of the date of effectiveness.

The A&R RCF makes certain amendments to the terms of the existing revolving credit facility agreement to conform to the terms of the A&R RBL with regard to permitting KEO flexibility in dealing with is subsidiaries and assets, among other things.

The Company expects to incur approximately $21 million in fees and expenses associated with entering into the A&R Facilities. These fees and expenses will be reflected in the Company’s financial statements for the quarter ending March 31, 2014.

The A&R Facilities contain other customary representations and warranties, covenants and informational undertakings, in each case, subject to certain exceptions and conditions. The A&R Facilities also provide for certain customary events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency, judgment defaults, and repudiation or rescission of certain documents supporting the A&R Facilities. If such an event of default occurs, the agents under such A&R Facilities are entitled to take various actions, including the cancellation of any outstanding commitments, acceleration of amounts due thereunder and taking certain permitted enforcement actions under the ancillary security documents, subject in each case to the terms of the A&R Facilities and such security documents.

Item 2.03                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                  March 20, 2014

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer